Exhibit 10.2
FIRST AMENDMENT
TO
AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT (the “Amendment”) is made and entered into as of the 6th day of November, 2008, by and between CROWN CRAFTS, INC., a Delaware corporation (the “Company”), and E. RANDALL CHESTNUT, an individual resident of the State of Louisiana (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Severance Protection Agreement dated as of April 20, 2004 (the “Agreement”);
     WHEREAS, Company and Executive wish to amend the Agreement as provided herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:
     1. Amendments to Agreement. The Agreement is hereby amended as follows:
          (a) Subsection 3.1.1 of the Agreement is amended by replacing “90-day period” as referenced therein with “60-day period”.
          (b) Subsection 3.1.2 is amended and restated in its entirety as follows:
     “3.1.2 If the Executive’s employment with the Company shall be terminated (i) by the Company other than for Cause or Disability, (ii) by the Executive for Good Reason within sixty (60) days after the occurrence of the event that constitutes Good Reason or (iii) by the Executive for any reason during the Window Period, the Executive shall be entitled to the following:”
          (c) Subsection 3.1.2(vi) is amended by adding the following immediately before the semicolon at the end thereof:
     “and provided further that such expenses must be incurred by the Executive no later than the end of the second calendar year following the calendar year in which his termination of employment occurs”
          (d) Subsection 3.1.2(vii) is amended by adding the following immediately before the period at the end thereof:

     “, provided that such expenses must be incurred by the Executive no later than the end of the second calendar year following the calendar year in which his termination of employment occurs”
          (e) Subsection 3.1.3 is amended and restated in its entirety as follows:
     “3.1.3. The amounts provided for in subsections 3.1.1 and 3.1.2(i), (ii) and (iv) shall be paid in a lump sum in cash within five (5) days of the Executive’s Termination Date.”
          (f) The Agreement is amended by adding the following as new Section 16 thereof:
     “16. Compliance with Section 409A.
     16.1 This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.
     16.2 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     16.3 Notwithstanding any provision in this Agreement to the contrary, if, at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, the Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the

Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 16.3, then such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If the Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.”
     2. Miscellaneous.
          (a) Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
          (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.
          (d) Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be executed by the undersigned thereunto duly authorized, as of the date first written above.

CROWN CRAFTS, INC.
By: /s/ Olivia Elliott
Name:	Olivia Elliott
Title:	Vice President & Chief Financial Officer

/s/ E. Randall Chestnut
E. RANDALL CHESTNUT

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